Exhibit 99.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“the Agreement”) is made at Seattle, Washington as of March 25, 2008, by and between Dendreon Corporation, 3005 First Avenue, Seattle, Washington 98121 (“Dendreon”) and Ruth B. Kunath (“Consultant”).

WHEREAS, Consultant’s term as a member of the Board of Directors of Dendreon will end at the Annual Meeting of Stockholders on June 4, 2008 (the “Effective Date”);

WHEREAS, Dendreon desires to secure the services and the availability of Consultant to provide information, analysis and other services as described below (the “Services”);

NOW, THEREFORE, Dendreon and Consultant agree as follows:

1.           Services.  Consultant shall provide the Services when and as reasonably requested by Dendreon during the term of this Agreement.  The specific time required and the dates of performance of the Services shall be mutually agreed upon by Consultant and Dendreon.

2.           Compensation and Payment.  Consultant shall provide up to 4 hours of Services per month for no fee.  Consultant will not be reimbursed for any out-of-pocket expenses unless the type and amount of the expense(s) have been approved by Dendreon in advance.

3.           Effect on Options.  The parties agree that Consultant’s rendering of Services while this Agreement is in effect shall delay commencement of the three-month maximum exercise period applicable (upon termination of “continuous service”) to the options granted to Consultant under the 2000 Equity Incentive Plan and the 2002 Broad Based Equity Incentive Plan (the “Plans”) and shall constitute Consultant’s continuous service under the Plans for such purpose.

4.           Term and Expiration.

4.1           Term.  This Agreement shall commence on the Effective Date and shall continue for a period of three (3) months.

4.2           Effect of Expiration.  Upon expiration of this Agreement, (i) Consultant’s continuous service under the Plans shall be deemed to have terminated as set forth in Section 3 above; and (ii) neither Consultant nor Dendreon shall have any further obligations under this Agreement, except that any obligations and liabilities accrued through the date of expiration and the provisions of Sections 6, 8, 10, 11 and 12 shall survive expiration.

5.           Project Representative.  Mitchell H. Gold, M.D., shall be Dendreon’s project representative and shall have primary responsibility for directing and overseeing the services provided by Consultant.

6.           Independent Contractor.  Consultant shall provide the Services under this Agreement as an independent contractor and not as an employee of Dendreon.  Consultant shall be responsible for payment of all taxes due on fees that are paid to her for the Services.  Consultant is not and shall not be the agent or representative of Dendreon for any purpose under this Agreement and shall not have the power to bind Dendreon, unless specifically authorized to be and/or do so in particular circumstances.

7.           No License.  This Agreement does not and shall not be construed to grant or operate to grant Consultant any license or other right to any patent, trademark, copyright or other intellectual property of Dendreon.

8.           Confidentiality.

8.1           Confidential Information.  Consultant acknowledges that Dendreon may provide Consultant with information that is nonpublic or proprietary to Dendreon, including information relating to employees, job descriptions and compensation, methods, techniques and processes, and technical and scientific data, unpublished findings, biological material, know-how, specifications, patent applications, algorithms, programs, designs, drawings, and formulae, and engineering, manufacturing, marketing, financial and business plans and data (“Confidential Information”).   Confidential Information does not include information that: (i) is or later becomes available to the public through no breach of this Agreement by the Consultant; (ii) is obtained by Consultant from a third party without a restriction on use or disclosure; (iii) was in the rightful possession of Consultant, without a restriction on use or disclosure, prior to receipt of the information from Dendreon; or (iv) is required to be disclosed in response to a valid order from a judicial or administrative authority. Consultant will notify Dendreon promptly of any subpoena or court order requesting Confidential Information.

8.2           Use and Disclosure of Information.  All Confidential Information shall remain the property of Dendreon.  Consultant agrees that she will not, without Dendreon’s prior written authorization, disclose Confidential Information to any third party and that she shall use Confidential Information only for the purpose of providing the Services.  Consultant shall take all reasonable precautions to prevent unauthorized disclosure of any Confidential Information.  Consultant additionally acknowledges that Consultant and/or Dendreon may receive information from third parties subject to a duty on Dendreon’s part to maintain the confidentiality of such information and to use it only for certain limited purposes (“Third Party Information”).  Consultant agrees that she will hold Third Party Information in the strictest confidence and will not disclose it to anyone or use it for any purpose other than performance of the Services, unless expressly authorized in writing by Dendreon.

8.3           Return of Information; Survival.  Upon expiration of this Agreement, and in any case upon Dendreon’s request, Consultant shall promptly return to Dendreon all Confidential Information and Third-Party Information (along with any and all copies of each) in written, electronic or other form that is in the possession or control of Consultant.  Consultant’s obligations under this Agreement with respect to Confidential Information and Third-Party Information shall survive the expiration of this Agreement without limit as to time.

9.           No Conflicts.  Consultant represents and warrants that she is not a party to any agreement or business relationship that conflicts with the terms of this Agreement or that adversely affects Consultant’s ability to perform the Services for Dendreon.  Further, Consultant agrees that she will not enter into any such agreement or business relationship during the term of this Agreement.

10.           Assignment of Developments.  For purposes of this Section 10, “Developments” means designs, conceptions, innovations, compositions of matter, genetic and biological materials, methods, algorithms, discoveries, formulae, processes, trade secrets, know-how, inventions, systems, methods, improvements, ideas, works of authorship or copyrightable works.  Consultant hereby assigns and agrees to assign to Dendreon or its designee all of her right, title and interest in and to all Developments conceived, made or reduced to practice in the course of providing Services under this Agreement.  To the extent any Development is copyrightable, it is a work made for hire.  Consultant shall promptly and fully disclose, by written notice to Dendreon, any Developments conceived, made or reduced to practice by Consultant or by Consultant working with others, in the course of Consultant’s provision of Services under this Agreement.  During and after the term of this Agreement, Consultant agrees to cooperate fully in obtaining patent, copyright, or other proprietary protection for such Developments, all in the name of Dendreon and at its expense, and shall execute and deliver all requested applications, assignments and other documents, and shall take such other measures as Dendreon shall reasonably request in order to perfect and enforce Dendreon’s rights in such Developments.

11.           Nonsolicitation.  Consultant agrees that during the term of this Agreement and for a period of three (3) months thereafter, Consultant will not, without Dendreon’s prior written permission, induce or attempt to induce any employee, officer, director, agent, independent contractor, consultant, customer, strategic partner, licensor, licensee, supplier or other service provider of Dendreon to terminate a relationship with, cease providing services or products to, or cease purchasing products or services from, Dendreon.

12.           Notices. Any written notice required under this Agreement shall be given by reputable overnight courier, or by first class mail, registered or certified with return receipt requested, at the respective addresses set forth below, or by personal delivery, and shall be effective on the date of actual receipt or the date on which delivery is refused, as the case may be:

Dendreon:              General Counsel
Dendreon Corporation
3005 First Avenue
Seattle, Washington 98121

Consultant:           Ruth B. Kunath
2728 Fairview Avenue East
Seattle, WA 98102

13.           Severability.  If any provisions, or any portion of any provision, contained in this Agreement is determined to be invalid under any statute or rule of law, then it shall, to that extent alone, be deemed omitted, and the remainder of this Agreement shall remain in full force and effect.

14.           Governing Law.  This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of Washington, without giving effect to conflict of law considerations.

15.           Assignment.  This Agreement and the rights and obligations hereunder may not be assigned by Consultant without Dendreon’s prior written consent and shall be binding upon and shall inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives.

16.           Waiver and Modification.  Waiver by either party of any default by the other party shall not be deemed a waiver of any other default.  No provision of this Agreement shall be deemed waived, amended or modified by either party, unless such waiver, amendment or modification is in writing and signed by authorized representatives of both parties.

17.           Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any third party unless such third party is a successor or permitted assign.

18.           Complete Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous agreements, understandings, proposals and communications, oral or written, regarding such subject matter.  For the purpose of clarity, both the Employee Inventions and Confidentiality Agreement and the Release Agreement between Consultant and Dendreon shall continue in full force and neither such agreement shall be integrated or otherwise affected by this section or by any other provision of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Ruth B. Kunath	Dendreon Corporation
/s/Ruth B. Kunath	/s/ Mitchell H. Gold, M.D.
Name: Mitchell H. Gold, M.D.
Title: President and Chief Executive Officer
Date: March 25, 2008	Date : March 27, 2008